Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated August 26, 2011, is entered into by and between Alterra Capital Holdings Limited (the “Company”) and John R. Berger (“Executive”).

WHEREAS, the Company (and/or its affiliates) has employed Executive as Chief Executive Officer, Reinsurance, pursuant to an employment agreement dated as of December 2, 2005, as subsequently modified on December 31, 2008 and January 28, 2010 (the “Employment Agreement”); and

WHEREAS, Executive has made the decision to retire and to resign from his position with the Company and to resign from the Board of Directors of the Company; and

WHEREAS, the parties now desire to enter into this Agreement to set forth the terms and conditions of Executive’s separation from service with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, it is hereby agreed as follows:

1. Executive will be terminated as an officer, employee, director and representative of the Company and its affiliates, including but not limited to his position as Chief Executive Officer, Reinsurance, effective as of August 1, 2011 (the “Separation Date”). Executive shall receive all accrued but unpaid wages and accrued but unused vacation pay through the Separation Date within thirty (30) days following the Separation Date. Upon the execution of this Agreement, Executive shall sign the letter attached as Schedule A documenting his resignation from any and all positions he previously held.

2. In lieu of and in full satisfaction of any payments and benefits previously agreed to by Executive and the Company, and provided that (a) Executive does not revoke this Agreement, (b) Executive executes the letter in the form attached as Schedule A upon execution of this Agreement and (c) Executive executes and complies with this Agreement and the Confidentiality, Non-Competition and Non-Solicitation Agreement attached as Schedule B, Executive shall receive the following benefits following his execution of this Agreement:

(i) Executive’s employment by, and/or interest in, Third Point RE, or solicitation of the Company’s customers on behalf of Third Point RE, shall not constitute a violation of the non-competition provisions or non-solicitation of customer provisions, respectively, set forth in this Agreement or any other agreement between Executive and the Company, provided that Third Point RE enters into a 36 month non-solicitation agreement with the Company concerning the Company’s employees, in a form reasonably acceptable to the Company and with restrictions substantially similar to the non-solicitation of employees restrictions set forth in Schedule B;

(ii) Executive’s termination of employment shall be deemed to be a “retirement” for purposes of the restricted stock awards and stock options held by Executive (collectively, the “Equity Awards”) and in accordance with such “retirement” status, the Equity Awards will continue to vest subject to the terms of the Equity Awards;

(iii) Executive’s housing allowance as in effect on the Separation Date shall continue through August 31, 2011 and shall be paid in accordance with the Company’s regular payroll practices;

(iv) The Company shall reimburse Executive for the cost of preparation of his 2011 tax return no later than December 31, 2012. The amount of this reimbursement during one calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The right to this reimbursement will not be subject to liquidation or exchange for another benefit; and

(v) Executive shall continue to be a participant in the Company’s medical and other welfare benefit plans through August 31, 2011 under the terms and conditions in effect on the Separation Date.

Executive agrees that, other than as described in this Paragraph 2, all benefits, perquisites and compensation he may have received from the Company and/or its affiliates shall cease as of the Separation Date. Except as specifically provided in this Agreement, Executive acknowledges and agrees that he is not entitled to any other payments, benefits or perquisites from the Company.

3. Equity Stock Awards. Schedule C hereto sets forth all of the Equity Awards. Notwithstanding the non-competition and non-solicitation provisions set forth in any other agreement between Executive and the Company, including but not limited to the Restricted Stock Award Agreements dated as of June 4, 2008, March 15, 2009, March 3, 2010, June 29, 2010 and March 1, 2011 (collectively, the “Award Agreements”), Executive shall instead be bound by, and subject to, the non-competition and non-solicitation provisions attached as Schedule B to this Agreement. In the event that Executive does not comply with such provisions, all unvested Restricted Stock under the Award Agreements shall be immediately forfeited. All other provisions of the Award Agreements and the Option Award Letter dated September 26, 2006 shall remain in full force and effect in accordance with their respective terms. Executive and the Company hereby acknowledge that Executive’s Warrant issued May 12, 2010 continues in effect and in accordance with its terms and is unaffected by this Agreement.

4. Deferred Compensation Account. Executive’s rights under the nonqualified deferred compensation plans in which Executive is currently a participant shall be determined in accordance with the terms of the governing documents of each such plan and any currently effective elections made by Executive with respect to the time and form of payment of his account under each such plan. The parties acknowledge and agree that, in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Executive’s “separation from service” shall occur on August 1, 2011. Executive shall contact the third party administrators of the applicable plans to assess his options under the applicable plans in a manner consistent with the plans and this Agreement.

5. Indemnification. Any rights Executive may have to indemnification or advancement of expenses to which he is otherwise entitled under applicable law, the Company’s Bye-Laws, the Employment Agreement or the indemnification agreement between Executive and the Company dated as of May 12, 2010 shall be unaffected by this Agreement.

6. Cooperation. In connection with the consideration Executive receives under this Agreement, Executive agrees that he will make reasonable efforts to answer Company inquiries that may arise regarding matters on which the Company believes he may have knowledge or information, including but not limited to (a) any business matters and (b) any actual or potential arbitration or litigation. The Company agrees that Executive’s cooperation shall be subject to reasonable accommodations that will avoid or minimize disruption of his personal obligations and that any reasonable expenses incurred by Executive in complying with this Paragraph 6 will be promptly reimbursed by the Company (in no event later than March 15 of the year following the year in which such expenses are incurred). Executive also agrees that if he receives a subpoena, court order or other government process requiring or requesting him to appear in any civil or criminal litigation, or before any governmental authority, to testify on any matter relating in whole or in part to his employment or affiliation with the Company and/or provide documents or information relating to the Company, Executive will deliver a copy of such communication to the Company, care of the office of the General Counsel, by hand and/or overnight courier, within three business days of receiving such communication and will cooperate with the Company’s efforts to protect its Confidential Information.

7. Release. In consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel:

(a) for himself and each of his respective heirs, representatives, agents, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company and its affiliates, and their respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys, predecessors, parent companies, subsidiaries, successors, assigns, divisions, benefit plans, plan fiduciaries and agents (collectively, “Company Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings and liabilities of whatever kind or character, which Executive had, has or may have against them, or any of them, up to and including the Effective Date of this

Agreement, by reason of or arising out of, touching upon, or concerning Executive’s employment and/or directorship with the Company and/or its affiliates and/or Executive’s separation from the Company and/or its affiliates, and including but not limited to any statutory claims. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract (including but not limited to claims relating to or arising out of the Employment Agreement); breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, deferred compensation, bonuses, vacation pay, expenses, severance pay, attorneys’ fees and/or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, handicap, medical condition and/or marital status; any claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (“ADEA”) (including the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as provided below), the New York State and New York City Human Rights Laws, the New York Labor Law, and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of my employment and the cessation thereof, including the laws of Bermuda, including but not limited to the Employment Act of 2000 and the Human Rights Act of 1981.

(b) Executive agrees never to file a lawsuit, proceeding or other action of any kind with any court or arbitrator against the Company or any Company Released Parties; provided, however, that Executive shall not be prohibited from bringing an action as set forth in Paragraph 8 to enforce Executive’s rights under this Agreement. Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or any Company Released Party asserting any claims whatsoever; provided, however, that nothing in this Paragraph 7 shall prevent Executive from filing a charge with, or participating in an investigation by, any local, state, federal or other governmental agency so long as Executive does not accept or receive any monetary recovery in connection with such charge or investigation.

(c) Executive acknowledges and confirms that he was advised by the Company in connection with his termination of employment to consult with an attorney of his choice prior to signing this Agreement, including, without limitation, with respect to the terms relating to the release of claims arising under ADEA, and that he has in fact consulted an attorney. He has been given 21 days to review this Agreement, and he is signing this Agreement knowingly, voluntarily and with full understanding of its terms and effects, and he voluntarily accepts the benefits provided for under Paragraph 2 of this Agreement for the purpose of making full and final settlement of all claims referred to above. Executive also understands that he has seven days after execution to revoke this Agreement, and that this Agreement and any obligations that the Company has to Executive under Paragraph 2 of this Agreement and will not become effective if he exercises his right to revoke his signature within seven days of execution. Executive understands that such revocation must be delivered to the Company at its headquarters, attn: Secretary, during such period to be effective.

(d) Executive represents and warrants that he has not assigned or subrogated any of his rights, claims and/or causes of action, including but not limited to any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf. Executive agrees to indemnify and hold harmless the Company and the Company Released Parties against any assignment of said rights, claims and/or causes of action.

(e) If Executive should breach any of his obligations under this Agreement, the Company and the Company Released Parties shall have no further obligation to make the payments and benefits described in this Agreement and shall have all other remedies available to them in law and/or equity.

(f) Notwithstanding any other provision of this Agreement, nothing hereunder shall be read to bar Executive from initiating an action to enforce his rights under this Agreement.

8. Jurisdiction; Venue. Any disputes arising under this Agreement shall be resolved in the courts of the State of New York, and the parties hereby irrevocably consent to exclusive jurisdiction and venue in such courts and waive any claim of forum non conveniens and/or any other objections to such courts.

9. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance with such provision and/or the other terms of this Agreement in the future.

10. Blue Pencil. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and the court shall have the authority to strike the offending portion(s), with all other provisions of the Agreement remaining in full force and effect. Furthermore, such court shall have authority to reformulate or “blue pencil” such invalid or unenforceable provision to preserve the intent of the parties hereto.

11. Successors. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

13. No Admission. This Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or has acted wrongfully in any way with respect to Executive, the Company or any other person.

14. Knowing and Voluntary Waiver. Executive represents and warrants that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choosing throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with his independent legal counsel; that he has had the opportunity to have the provisions of the Agreement explained to him by his own counsel, who has answered to Executive’s satisfaction any questions Executive has asked with regard to the meaning of any of the provisions of this Agreement; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that Executive fully understands the terms and significance of all provisions of this Agreement; that he voluntarily assents to all of the terms and conditions contained in this Agreement; and that he is signing this Agreement of his own force and will, without any coercion or duress. Executive understands that the terms of this Agreement will become effective or enforceable on the date of its execution by Executive (the “Effective Date”).

15. Integration. Except as otherwise specifically provided herein, this Agreement (including the Schedules attached hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements, whether written, oral, express or implied, between the parties with respect to Executive’s resignation from the Company and all positions therewith, and supersedes all prior employment or severance or other agreements (with the exception of the Award Agreements and Option Award Letter, as modified by this Agreement) between Executive and the Company (and/or its predecessors or affiliates), including, but not limited to, the Employment Agreement. For avoidance of doubt, by signing below, Executive expressly waives any and all rights under the Employment Agreement, including without limitation any right to equity interests, compensation, bonuses and severance pay and otherwise, and agrees that the terms of this Agreement replace and supersede the Employment Agreement. Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive waiving his rights under any and all other agreements, whether written or oral, between Executive and the Company. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise or agreement, either oral or written, express or implied, has been made by either party, or by anyone acting on behalf of either party, and that no agreement, statement or promise relating to Executive’s resignation from the Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

16. Trading Policy. It is mutually agreed that Executive will remain subject to the Company’s “Procedures and Policies Governing Securities Trading by Employees, Officers and Directors” through and including the Separation Date and for a period of three months thereafter.

17. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law principles.

18. Section 409A. It is the intent of the parties to this Agreement that no payments under this Agreement be subject to the additional tax on deferred compensation imposed by Section 409A of the Code. Notwithstanding the foregoing, the Company does not guarantee that any payment hereunder complies with or is exempt from Section 409A of the Code and neither the Company, nor its employees, directors, officers or affiliates shall have any liability with respect to any failure of any payments or benefits herein to comply with or be exempt from Section 409A of the Code. To the extent that the parties determine that Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended in the manner that, in the parties’ judgment, fulfills the intent of the parties and avoids application of such additional tax, and the parties hereby agree to promptly execute any amendment reasonably necessary to implement this Paragraph 18.

(The remainder of this page is intentionally left blank.)

WHEREFORE, the parties, by their signatures below, evidence their agreement to the provisions stated above:

ALTERRA CAPITAL HOLDINGS LIMITED

Dated:	By:

Signature:

Title:

I HAVE READ AND UNDERSTOOD THIS AGREEMENT, INCLUDING ALL OF ITS SCHEDULES, AND HEREBY AGREE TO ALL OF ITS TERMS.

Dated:
John R. Berger

Signature page to Separation Agreement

SCHEDULE A

[DATE]

Alterra Capital Holdings Limited

Alterra House

2 Front Street

Hamilton HM 11

Bermuda

To Whom It May Concern:

Effective as of August 1, 2011, I hereby tender my resignation from any and all positions I hold as an officer, director, employee, agent, or representative of Alterra Capital Holdings Limited and/or its affiliates.

Sincerely,

John R. Berger

SCHEDULE B

CONFIDENTIALITY, NON-COMPETITION AND NON·SOLICITATION

Acknowledgements. Executive acknowledges that: (i) as a result of his employment by Alterra Capital Holdings Limited (the “Company”), he has obtained Confidential Information (as defined below) including substantial trade secrets; (ii) the Confidential Information has been developed and/or created by the Company and/or any of its affiliates and/or their employees or agents at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during Executive’s employment with the Company or thereafter, Executive discloses such information to any other person or entity; (iv) the nature of the Company’s business is such that it is conducted globally and that it is not limited to a geographic scope or region; (v) the Company will suffer substantial damage which will be difficult to compute if, during Executive’s employment with the Company or thereafter, Executive should solicit or interfere with the Company’s employees or interfere with the Company’s clients or customers or compete with the Company; (vi) the provisions of this Schedule B are reasonable and necessary for the protection of the business of the Company; (vii) the Company would not have entered into the Separation Agreement with Executive dated August 26, 2011 (the “Separation Agreement”) unless Executive agreed to be bound by the covenants herein; and (viii) the provisions of this Schedule B will not preclude Executive from other gainful employment following the termination of his employment with the Company. “Confidential Information” as used in this Schedule B shall mean any and all confidential and/or proprietary trade secrets, knowledge, data or information belonging to the Company or any of its affiliates including, without limitation, any: (A) inventions, ideas, data, programs, software source documents, works of authorship, discoveries, developments, pricing models and all other work product of the Company or any of its affiliates, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans and strategies, business forecasts, budgets and unpublished financial statements, prices and costs, suppliers, customers, customer history, customer preferences; (C) any information regarding the skills or compensation of employees, agents and/or independent contractors of the Company or any of its affiliates; (D) information about any of the investment programs, trading methodologies and/or portfolio holdings of the Company or any of its affiliates; (F) any other information, data or the like that is labeled confidential or described to Executive as confidential; (G) information received by the Company or any of its affiliates from any client and/or potential clients on a confidential basis; and (H) customer lists or other information regarding any of the clients and/or prospective clients of the Company or any of its affiliates.

Confidentiality. In consideration of the benefits provided for in the Separation Agreement, Executive agrees during the ten-year period following the Separation Date (as defined in the Separation Agreement) to hold all Confidential

Information in the strictest confidence and not to divulge, use, publish or in any other manner reveal, directly or indirectly, any Confidential Information to any person, firm, corporation or any other form of business organization or arrangement except (i) with the Company’s express written consent, (ii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, or (iii) where required to be disclosed by court order, subpoena or other government process and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential to the maximum extent possible.

Non-Solicitation of Employees, etc. For a period of 36 months following the Separation Date, Executive shall not, directly or indirectly, for his own account or for the account of any person or entity in any jurisdiction in which the Company or any of its affiliates has commenced or has made plans to commence operations at the time of Executive’s employment:

(i) solicit for employment, employ, engage in any capacity, directly or indirectly, or otherwise interfere with the relationship of the Company or any of its affiliates with, any natural person throughout the world who, at any time during the period of 36 months following the Separation Date or at any time in the 12-month period preceding the Separation Date, is or was employed by, or otherwise engaged to perform services for, the Company or any of its affiliates; or

(ii) induce any employee of, or consultant to, the Company or any of its affiliates to engage in any activity that Executive is prohibited from engaging in under any of the non-solicitation of employee provisions of this Schedule B, or to terminate his or her employment with the Company or any of its affiliates.

Non-Solicitation of Customers. Except as set forth in Section 2(i) of the Separation Agreement, for a period of 12 months following the Separation Date, Executive shall not, directly or indirectly, for his own account or for the account of any other person or entity, in any jurisdiction which the Company or any of its affiliates has commenced or made plans to commence operations, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its affiliates with any person throughout the world which is or was a customer, client or insurance or reinsurance intermediary of the Company or any of its affiliates at any time during the twelve-month period preceding the Separation Date.

Noncompetition. Except as set forth in Section 2(i) of the Separation Agreement, for a period of 12 months following the Separation Date, Executive shall not, without prior approval of the Company, directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in the Business (as defined below) in those geographic areas in which the Company or any of its affiliates engages in the Business.

For purposes of this Agreement, “Business” shall mean (i) specialty insurance or reinsurance and (ii) any other business in which the Company or any of its affiliates is engaged in at the Separation Date. Notwithstanding the foregoing two sentences, Executive’s employment by, or holding an interest in, Third Point RE shall not be deemed to violate such provisions.

Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to the business of the Company or any of its affiliates that Executive, either solely or in collaboration with others, has made, discovered, invented, developed, perfected, or reduced to practice during his employment with the Company or any of its affiliates, whether or not during regular business hours and created, conceived or prepared on the premises of the Company or any of its affiliates or otherwise shall be the sole and complete property of the Company and its affiliates. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas and concepts ((i) - (iv) collectively, “Intellectual Property Products”) related to the business of the Company or any of its affiliates that Executive, either solely or in collaboration with others, has made, discovered, invented, developed, perfected, or reduced to practice during his employment with the Company or any of its affiliates, whether or not during regular business hours and created, conceived or prepared on the premises of the Company or any of its affiliates or otherwise, shall perpetually and throughout the world be the exclusive property of the Company or any of its affiliates, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his engagement by the Company, whether or not during normal business hours. Executive agrees that all works of authorship created by Executive during his engagement by the Company or any of its affiliates shall be works made for hire of which the Company is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company or any of its affiliates is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the applicable entity of the Company or any of its affiliates. To the extent that this Schedule B does not otherwise serve to grant or otherwise vest in the Company or any of its affiliates all rights in any Intellectual Property Product created by Executive during his engagement by the Company, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of the Separation Agreement to which this Schedule B is attached in order to permit the Company or any of its affiliates and/or its respective assigns to protect, perfect, register, record, maintain or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access.

Non-Disparagement. Executive shall not at any time, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates, or any products or services offered by any of these, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them, in each case except to the extent required by law, and then only after consultation with the Company. Neither the Company nor any of its officers (within the meaning of Section 16 of the Securities Exchange Act of 1934) shall at any time, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way Executive, in each case except to the extent required by law, and then only after consultation with Executive.

Enforcement. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Schedule B, the Company shall have the right and remedy to have such provisions specifically enforced by any court having jurisdiction, including, but not limited to, obtaining a temporary restraining order, preliminary injunction, and/or permanent injunction, without posting a bond, it being acknowledged and agreed by Executive that the services rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and its affiliates and that money damages will not provide an adequate remedy to the Company and its affiliates. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Schedule B. In addition, in the event Executive breaches or threatens to breach any of the provisions of the Separation Agreement or any of the provisions hereof, the Company shall have the right to cause the immediate forfeiture of the Restricted Stock (as defined in the Separation Agreement). Such action by the Company shall not be considered a breach under the Separation Agreement or this Schedule B.

SCHEDULE C

Restricted Share Award	Vesting Date**
33,992 restricted shares granted June 4, 2008	May 12, 2012
33,992 restricted shares granted March 15, 2009	May 12, 2012
42,377 restricted shares granted March 3, 2010	March 3, 2015
69,683 restricted shares granted June 29, 2010	8/15/15, subject to achievement of performance goals specified in the award agreement
44,289 restricted shares granted March 1, 2011	March 1, 2014

**	Subject to Paragraph 2 of the Separation Agreement

Stock Option Award	Exercise Price	Expiration Date
401,295 shares	$26.48	July 31, 2012

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